Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF EXERCISE OF WARRANTS
PURSUANT TO THE OFFER TO EXERCISE WARRANTS TO PURCHASE COMMON
STOCK DATED JULY 8, 2013

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. (PDT), ON AUGUST 5, 2013, UNLESS THE OFFER IS EXTENDED

To:                             GraphOn Corporation 1901 S. Bascom Avenue Suite 660 Campbell, California 95008, Facsimile (408) 626-9722

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy of GraphOn Corporation (the “Company”)’s Offer to Exercise Warrants to Purchase Common Stock, dated July 8, 2013, and any amendments thereto (the “Offer to Exercise”). I elected to participate in the Offer to Exercise, delivered an executed Election to Participate and Exercise Warrants.

I hereby irrevocably withdraw my previously submitted Election to Participate and Exercise Warrants and reject the Offer to Exercise.

I understand that by rejecting the Offer to Exercise, my Existing Warrants will not be exercised pursuant to the terms of the Offer to Exercise. I waive any right to receive any notice of the acceptance of this Notice of Withdrawal.

All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Exercise.

Date: , 2013

(Signature of Warrant Holder)

(Name of Signatory)

(Title, if Warrant Holder is not a natural person)

Telephone:

Fax:

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Offer to Exercise (including these instructions) will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE COMPANY ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE AT 5:00 P.M. (PACIFIC TIME) ON AUGUST 5, 2013, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF WE HAVE NOT ACCEPTED YOUR TENDERED ORIGINAL WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS BY SEPTEMBER 2, 2013, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE OFFER TO AMEND AND EXERCISE, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER AUGUST 5, 2013.

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